                        ML SELECT FUTURES I L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)


                        Financial Statements for the years ended
                        December 31, 2003, 2002 and 2001 and
                        Independent Auditors' Report

[MERRILL LYNCH LOGO]

ML Select Futures I L.P.
(A DELAWARE LIMITED PARTNERSHIP)

TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                                                          PAGE
                                                                                                          ----
INDEPENDENT AUDITORS' REPORT                                                                                 1

FINANCIAL STATEMENTS:

   Statements of Financial Condition as of December 31, 2003 and 2002                                        2

   Statements of Income for the years ended December 31, 2003, 2002 and 2001                                 3

   Statements of Changes in Partners' Capital for the years ended December 31, 2003, 2002 and 2001           4

   Financial Data Highlights for the year ended December 31, 2003                                            5

   Notes to Financial Statements                                                                          6-11

INDEPENDENT AUDITORS' REPORT


To the Partners of
 ML Select Futures I L.P.:

We have audited the accompanying statements of financial condition of ML Select Futures I L.P. (the "Partnership") as of December 31, 2003 and 2002, and the related statements of income and of changes in partners' capital for each of the three years in the period ended December 31, 2003 and the financial data highlights for the year ended December 31, 2003. These financial statements and financial data highlights are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial data highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, financial statements and financial data highlights present fairly, in all material respects, the financial position of ML Select Futures I L.P. as of December 31, 2003 and 2002, and the results of its operations, changes in its partners' capital, and the financial data highlights for the each of the periods presented in conformity with accounting principles generally accepted in the United States of America.


DELOITTE & TOUCHE LLP


New York, New York
March 10, 2004

ML SELECT FUTURES I L.P.
(A DELAWARE LIMITED PARTNERSHIP)

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------

                                                                2003              2002
                                                           ---------------   ---------------
ASSETS

Equity in commodity futures trading accounts:
    Cash and option premiums                                $  256,976,089    $   99,548,884
    Net unrealized profit on open contracts (Note 2)            25,529,166         9,155,871
Subscriptions Receivable                                             6,199                 -
Accrued interest (Note 3)                                          190,682           102,837
                                                           ---------------   ---------------

                TOTAL                                       $  282,702,136    $  108,807,592
                                                           ===============   ===============

LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
    Brokerage commissions payable (Note 3)                  $    1,295,718    $      498,702
    Profit Shares payable (Note 4)                               8,416,558         2,508,724
    Administrative fees payable (Note 3)                           109,409            22,668
    Redemptions payable                                          2,391,860            33,359
                                                           ---------------   ---------------

            Total liabilities                                   12,213,545         3,063,453
                                                           ---------------   ---------------

PARTNERS' CAPITAL:
    General Partner (11,300 Units and 4,225 Units)               2,538,287           829,064
    Limited Partners (1,192,856 Units and 534,662 Units)       267,950,304       104,915,075
                                                           ---------------   ---------------

            Total partners' capital                            270,488,591       105,744,139
                                                           ---------------   ---------------

                TOTAL                                       $  282,702,136    $  108,807,592
                                                           ===============   ===============

NET ASSET VALUE PER UNIT
(Based on 1,204,156 and 538,887 Units outstanding)          $       224.63    $       196.23
                                                           ===============   ===============

See notes to financial statements.

ML SELECT FUTURES I L.P.
(A DELAWARE LIMITED PARTNERSHIP)

STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
--------------------------------------------------------------------------------

                                                            2003              2002               2001
                                                       ---------------   ---------------   ---------------
REVENUES

Trading profit (loss):
    Realized                                            $   27,402,575    $    5,392,704    $    6,824,865
    Change in unrealized                                    16,373,295         8,250,855        (2,048,558)
                                                       ---------------   ---------------   ---------------

        Total trading results                               43,775,870        13,643,559         4,776,307

Interest income (Note 3)                                     1,831,533         1,124,469         1,157,629
                                                       ---------------   ---------------   ---------------

        Total revenues                                      45,607,403        14,768,028         5,933,936
                                                       ---------------   ---------------   ---------------

EXPENSES

Brokerage commissions (Note 3)                              10,533,803         4,012,892         2,033,742
Profit Shares (Note 4)                                       8,416,558         2,508,724           779,623
Administrative fees (Note 3)                                   622,464           182,404            92,442
                                                       ---------------   ---------------   ---------------

        Total expenses                                      19,572,825         6,704,020         2,905,807
                                                       ---------------   ---------------   ---------------

NET INCOME                                              $   26,034,578    $    8,064,008    $    3,028,129
                                                       ===============   ===============   ===============

NET INCOME PER UNIT:

    Weighted average number of General Partner
      and Limited Partner Units outstanding (Note 5)           889,795           384,842           205,963
                                                       ===============   ===============   ===============

    Net income per weighted average General Partner
      and Limited Partner Unit                         $         29.26   $         20.95   $         14.70
                                                       ===============   ===============   ===============

See notes to financial statements.

ML SELECT FUTURES I L.P.
(A DELAWARE LIMITED PARTNERSHIP)

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
--------------------------------------------------------------------------------

                                                   GENERAL           LIMITED
                                 UNITS             PARTNER           PARTNERS             TOTAL
                            ---------------    ---------------    ---------------    ---------------
PARTNERS' CAPITAL,
  DECEMBER 31, 2000                 164,105     $      272,410     $   25,733,723     $   26,006,133

Subscriptions                       141,085             99,895         24,841,935         24,941,830

Net income                                -             24,314          3,003,815          3,028,129

Redemptions                         (20,997)                 -         (3,566,424)        (3,566,424)
                            ---------------    ---------------    ---------------    ---------------

PARTNERS' CAPITAL,
  DECEMBER 31, 2001                 284,193            396,619         50,013,049         50,409,668

Subscriptions                       282,361            399,885         51,962,906         52,362,791

Net income                                -             62,505          8,001,503          8,064,008

Redemptions                         (27,667)           (29,945)        (5,062,383)        (5,092,328)
                            ---------------    ---------------    ---------------    ---------------

PARTNERS' CAPITAL,
  DECEMBER 31, 2002                 538,887            829,064        104,915,075        105,744,139

Subscriptions                       704,171          1,460,317        145,571,636        147,031,953

Net income                                -            248,906         25,785,672         26,034,578

Redemptions                         (38,902)                 -         (8,322,079)        (8,322,079)
                            ---------------    ---------------    ---------------    ---------------

PARTNERS' CAPITAL,
  DECEMBER 31, 2003               1,204,156     $    2,538,287     $  267,950,304     $  270,488,591
                            ===============    ===============    ===============    ===============

See notes to financial statements.

ML SELECT FUTURES I L.P.
(A DELAWARE LIMITED PARTNERSHIP)

FINANCIAL DATA HIGHLIGHTS
FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------

The following per Unit data and ratios have been derived from information provided in the financial statements.

PER UNIT OPERATING PERFORMANCE:

Net asset value, beginning of year                  $       196.23

Realized trading profit                                      39.34
Change in unrealized trading profit                           8.69
Interest income                                               2.10
Expenses                                                    (21.73)
                                                   ---------------

Net asset value, end of year                        $       224.63
                                                   ===============

TOTAL INVESTMENT RETURN, COMPOUNDED MONTHLY:

Investment return before Profit Shares                       19.03%
Profit Shares                                                (4.77)%
Total investment return                                      14.47%
                                                   ===============

RATIOS TO AVERAGE NET ASSETS:

Operating expenses (not including Profit Shares)              6.17%
Profit Shares                                                 4.66%
                                                   ---------------
Expenses                                                     10.83%
                                                   ===============

See notes to financial statements.

ML SELECT FUTURES I L.P.
(A DELAWARE LIMITED PARTNERSHIP)

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION

     ML Select Futures I L.P. (the "Partnership") was organized under the Delaware Revised Uniform Partnership Act in August 1995 and commenced trading activities on April 16, 1996. The Partnership issues new units of limited partner interest ("Units") at Net Asset Value as of the beginning of each calendar month. The Partnership engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Sunrise Capital Partners, LLC ("Sunrise") is the trading advisor of the Partnership. Merrill Lynch Alternative Investments LLC ("MLAI"), formerly MLIM Alternative Strategies LLC, is the general partner of the Partnership. MLAI is a wholly-owned subsidiary of Merrill Lynch Investment Managers ("MLIM") which in turn, is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"). Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") is the Partnership's commodity broker. MLAI has agreed to maintain a general partner's interest of at least 1% of the total capital in the Partnership. MLAI and each Limited Partner share in the profits and losses of the Partnership in proportion to their respective interests in it.

     ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     REVENUE RECOGNITION

     Commodity futures, options on futures and forward contract transactions are recorded on the trade date and open contracts are reflected in Net unrealized profit on open contracts in the Statements of Financial Condition at the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The change in net unrealized profit
     (loss) on open contracts from one period to the next is reflected in Change in unrealized under Trading profit (loss) in the Statements of Income.

     FOREIGN CURRENCY TRANSACTIONS

     The Partnership's functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in total trading results.

     OPERATING EXPENSES AND SELLING COMMISSIONS

     MLAI pays all routine operating expenses excluding the State of New Jersey filing fee (which is borne by the Partnership) but including legal, accounting, printing, postage and similar administrative expenses of the Partnership. MLAI receives an administrative fee as well as a portion of the brokerage commissions paid to MLPF&S by the Partnership (see Note 3).

     No selling commissions have been or are paid directly by the Limited Partners. All selling commissions are paid by MLAI.

     INCOME TAXES

     No provision for income taxes has been made in the accompanying financial statements as each Partner is individually responsible for reporting income or loss based on such Partner's share of the Partnership's income and expenses as reported for income tax purposes.

     DISTRIBUTIONS

     The Limited Partners are entitled to receive, equally per Unit, any distributions which may be made by the Partnership. No such distributions have been declared for the years ended December 31, 2003, 2002 or 2001.

     REDEMPTIONS

     A Limited Partner may redeem some or all of such Partner's Units at Net Asset Value as of the close of business on the last business day of any calendar month upon ten days' notice. Units redeemed on or prior to the end of the twelfth full month after purchase are assessed an early redemption charge of 3% of their Net Asset Value as of the date of redemption and, at or after the thirteenth full month through the twenty-fourth full month after the purchase, are assessed an early redemption charge of 1.5% of their Net Asset Value as of the date of redemption. If an investor makes multiple investments in the Partnership, investments are treated on a first-in, first-out basis in determining whether a redemption charge is applicable. Redemption charges are subtracted from redemption proceeds and paid to MLAI.

     DISSOLUTION OF THE PARTNERSHIP

     The Partnership will terminate on December 31, 2020 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Limited Partnership Agreement.

2.   CONDENSED SCHEDULE OF INVESTMENTS

     The Partnership's investments, defined as Net unrealized profit on open contracts on the Statements of Financial Condition, as of December 31, 2003 and 2002, are as follows:

     2003                                 LONG POSITIONS                                 SHORT POSITIONS
     ----                                 --------------                                 ---------------
       COMMODITY INDUSTRY   NUMBER OF       UNREALIZED       PERCENT OF    NUMBER OF        UNREALIZED       PERCENT OF
             SECTOR         CONTRACTS     PROFIT (LOSS)      NET ASSETS    CONTRACTS      PROFIT (LOSS)      NET ASSETS
     --------------------   ----------    --------------     ----------    -----------   ---------------     ----------
     Agriculture                   571     $    (459,690)         -0.17%             -    $            -           0.00%
     Currencies             14,100,000         5,837,163           2.16%    (6,201,500)         (327,906)         -0.12%
     Energy                      1,232          (770,340)         -0.28%             -                 -           0.00%
     Interest rates                969           177,918           0.07%        (1,178)         (305,627)         -0.11%
     Metals                      4,367         21,261,141          7.86%           (81)       (2,367,306)         -0.88%
     Stock indices                 561         2,483,813           0.92%             -                 -           0.00%
                                          --------------                                 ---------------

     Total                                 $  28,530,005          10.56%                  $   (3,000,839)         -1.11%
                                          ==============                                 ===============

     2003
     ----
       COMMODITY INDUSTRY   NET UNREALIZED      PERCENT OF
             SECTOR          PROFIT (LOSS)       NET ASSETS         MATURITY DATES
     --------------------   --------------      -----------      ----------------------
     Agriculture             $    (459,690)           -0.17%            March 04
     Currencies                  5,509,257             2.04%            March 04
     Energy                       (770,340)           -0.28%          February 04
     Interest rates               (127,709)           -0.04%     March 04 - December 04
     Metals                     18,893,835             6.98%     January 04 - March 04
     Stock indices               2,483,813             0.92%            March 04
                            --------------

     Total                   $  25,529,166             9.45%
                            ==============

     2002                                 LONG POSITIONS                                 SHORT POSITIONS
     ----                                 --------------                                 ---------------
       COMMODITY INDUSTRY   NUMBER OF       UNREALIZED       PERCENT OF    NUMBER OF        UNREALIZED       PERCENT OF
             SECTOR         CONTRACTS     PROFIT (LOSS)      NET ASSETS    CONTRACTS      PROFIT (LOSS)      NET ASSETS
     --------------------   ----------    --------------     ----------    -----------   ---------------     ----------
     Agriculture                 1,077     $     627,045           0.59%             -    $            -           0.00%
     Currencies              5,731,555        10,196,643           9.64%   (14,356,088)       (5,601,565)         -5.29%
     Energy                        983          (522,120)         -0.49%             -                 -           0.00%
     Interest rates              2,880         4,683,573           4.43%          (544)          (38,505)         -0.04%
     Metals                        944            62,051           0.06%          (498)         (392,787)         -0.37%
     Stock indices                   -                 -           0.00%           (83)          141,536           0.13%
                                          --------------                                 ---------------

     Total                                 $  15,047,192          14.23%                  $   (5,891,321)         -5.57%
                                          ==============                                 ===============

     2002
     ----
       COMMODITY INDUSTRY   NET UNREALIZED      PERCENT OF
             SECTOR          PROFIT (LOSS)       NET ASSETS
     --------------------   --------------      -----------
     Agriculture             $     627,045             0.59%
     Currencies                  4,595,078             4.35%
     Energy                       (522,120)           -0.49%
     Interest rates              4,645,068             4.39%
     Metals                       (330,736)           -0.31%
     Stock indices                 141,536             0.13%
                            --------------

     Total                   $    9,155,871            8.66%
                            ==============

     No individual contract's unrealized profit or loss comprised greater than 5% of the Partnership's net assets during 2003 or 2002.

3.   RELATED PARTY TRANSACTIONS

     The Partnership's U.S. dollar assets are maintained at MLPF&S. On assets held in U.S. dollars, Merrill Lynch credits the Partnership with interest at the prevailing 91-day U.S. Treasury bill rate. The Partnership is credited with interest on any of its assets and net gains actually held by Merrill Lynch in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch. Merrill Lynch may derive certain economic benefit, in excess of the interest, which Merrill Lynch pays to the Partnership, from possession of such assets.

     Merrill Lynch charges the Partnership at prevailing local rates for financing realized and unrealized losses on the Partnership's non-U.S. dollar-denominated positions.

     The Partnership pays brokerage commissions to MLPF&S at a flat monthly rate equal to .458 of 1% (a 5.50% annual rate) of the Partnership's month-end assets. The Partnership pays administrative fees to MLAI at a flat monthly rate equal to .021 of 1% (a 0.25% annual rate) of the Partnership's month-end assets and, beginning in 2003, the actual State of New Jersey annual filing fee assessed on a per partner basis with a maximum of $250,000 per year. Month-end assets are not reduced, for purposes of calculating brokerage commissions and administrative fees, by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.

     MLAI estimates that the round-turn equivalent commission rate charged to the Partnership during the years ended December 31, 2003, 2002 and 2001 was approximately $265, $193 and $209 respectively (not including, in calculating round-turn equivalents, forward contracts on a futures-equivalent basis).

     MLPF&S pays Sunrise a monthly consulting fee of .083 of 1% (a 1% annual rate) of the month-end assets, after reduction for a portion of the brokerage commissions.

4.   ADVISORY AGREEMENT

     The Partnership entered into an Advisory Agreement with Sunrise. The Advisory Agreement between the Partnership and Sunrise continues to be in effect, subject to certain renewal rights exercisable by the Partnership. Sunrise determines the commodity futures, options on futures and forward contracts traded by the Partnership, subject to certain trading policies and to certain rights reserved by MLAI.

     Profit Shares equal to 23% of any New Trading Profit, as defined, as of the end of each calendar year are paid to Sunrise. Profit Shares are also paid out in respect of Units redeemed (to the extent they exceed the number of Units purchased) as of the end of interim months during a calendar year, to the extent of the applicable percentage of any New Trading Profit attributable to such Units.

5.   WEIGHTED AVERAGE UNITS

     The weighted average number of Units outstanding was computed for purposes of calculating net income per weighted average Unit. The weighted average number of Units outstanding for the years ended December 31, 2003, 2002 and 2001 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during such year.

6.   FAIR VALUE AND OFF-BALANCE SHEET RISK

     The nature of this Partnership has certain risks, which can not be presented on the financial statements. The following summarizes some of those risks.

     MARKET RISK

     Derivative instruments involve varying degrees of off-balance sheet market risk. Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Partnership's net unrealized profit on such derivative instruments as reflected in the Statements of Financial Condition. The Partnership's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Partnership as well as the volatility and liquidity of the markets in which the derivative instruments are traded.

     MLAI has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so. These procedures focus primarily on monitoring the trading of Sunrise, calculating the Net Asset Value of the Partnership as of the close of business on each day and reviewing outstanding positions for over-concentrations. While MLAI does not itself intervene in the markets to hedge or diversify the Partnership's market exposure; MLAI may urge Sunrise to reallocate positions in an attempt to avoid over-concentrations. However, such interventions are unusual. Except in cases in which it appears that Sunrise has begun to deviate from past practice or trading policies or to be trading erratically, MLAI's basic risk control procedures consist simply of the ongoing process of advisor monitoring, with the market risk controls being applied by Sunrise itself.

     CREDIT RISK

     The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter (non-exchange-traded) transactions, because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange. In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties. Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and counterparties may also require margin in the over-the-counter markets.

     The credit risk associated with these instruments from counterparty nonperformance is the net unrealized profit on open contracts, if any, included in the Statements of Financial Condition. The Partnership attempts to mitigate this risk by dealing exclusively with Merrill Lynch entities as clearing brokers.

     The Partnership, in its normal course of business, enters into various contracts, with MLPF&S acting as its commodity broker. Pursuant to the brokerage agreement with MLPF&S (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLPF&S, these receivables and payables are offset and reported as a net receivable or payable and included in the Statements of Financial Condition under Equity in commodity futures trading accounts.

7.   SUBSEQUENT EVENT

     As of February 1, 2004, all new subscriptions are subject to a new redemption charge structure. Units redeemed on or before to the end of the twelfth full month after purchase will be assessed an early redemption charge of 4% of their Net Asset Value as of the date of redemption.

     On March 1, 2004, MLAI contributed $750,118 to the Partnership in order to maintain its 1% general partner interest in the Partnership.


                              * * * * * * * * * * *

                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.

                               Michael L. Pungello
                             Chief Financial Officer
                    Merrill Lynch Alternative Investments LLC
                               General Partner of
                            ML Select Futures I L.P.